UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 5, 2019

EnerSys
(Exact name of registrant as specified in its charter)

Commission File Number: 1-32253

Delaware	23-3058564
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
2366 Bernville Road, Reading, Pennsylvania 19605
(Address of principal executive offices, including zip code)
(610) 208-1991
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 2.05. Completion of Acquisition or Disposition of Assets

See disclosure under Item 2.06 below, which is incorporated herein by reference.

Item 2.06. Material Impairments

On March 5, 2019, EnerSys’ board of directors approved a plan to close its facility in Targovishte, Bulgaria, which focused on producing diesel-electric submarine batteries. EnerSys expects to incur a pre-tax charge of approximately $32 million under this plan when completed, the majority of which is expected to be recorded in the fourth quarter of fiscal 2019, of which $22 million is expected to be a non-cash charge from asset write-offs. Cash charges include severance, clean up and remediation related to the facility and contractual releases.
Management determined that future demand for batteries of diesel-electric submarines was not sufficient given the existing number of competitors in the market. EnerSys plans to sell or transfer the plant and possibly the equipment to other parties if possible.
In connection with this restructuring plan, which is estimated to be substantially complete in calendar 2019, EnerSys estimates that there will be a reduction of approximately 80 employees upon completion. EnerSys estimates it will incur, as part of this restructuring plan, charges of $17 million in asset write offs, $5 million in inventory write offs and $10 million in other related costs to wind down this diesel-electric submarine battery business.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnerSys

Date: March 6, 2019	By:	/s/ Michael J. Schmidtlein
Michael J. Schmidtlein
Chief Financial Officer